QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142064

PROSPECTUS

CRA International, Inc.

87,316 Shares

Common Stock

         The shares of our common stock covered by this prospectus are being offered for sale by the selling shareholders identified in this prospectus on a delayed or continuous basis.

         We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares offered by this prospectus, other than selling commissions.

         The selling shareholders, or pledgees, donees, transferees, or other successors-in-interest of the selling shareholders, may offer and sell the shares from time to time in one or more transactions. Sales may be made on one or more exchanges, including the Nasdaq Global Select Market, in the over-the-counter market, or in privately negotiated transactions at prevailing market prices at the time of the sale, at fixed prices, at varying prices determined at the time of the sale, or at negotiated prices. The selling shareholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts, or concessions.

         Our common stock is traded on the Nasdaq Global Select Market under the symbol "CRAI." The last reported sale price of our common stock on the Nasdaq Global Select Market on June 5, 2007 was $45.25 per share.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2007.

        You should rely only on the information contained in this prospectus, in any supplement to this prospectus, and in the documents incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. Regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of the securities, you should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, that the information in any supplement to this prospectus is accurate only as of its date, and that the information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since the date on the front cover of this prospectus.

        This prospectus contains summaries of certain provisions of some of the documents described in this prospectus, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to in this prospectus have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information" and "Information Incorporated by Reference."

        When used in this prospectus or in any supplement to this prospectus, the terms "CRA," "we," "our," and "us" refer to CRA International, Inc. and its subsidiaries, unless otherwise specified. CRA International, Inc., CRA, and the CRA logo are our registered U.S. trademarks. All rights are reserved. This prospectus may also include or incorporate by reference trademarks of companies other than CRA.

i

SUMMARY

        This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below under "Where You Can Find More Information" and "Information Incorporated by Reference." This summary does not contain all of the information that you should consider before investing in our common stock being offered by this prospectus. We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus, and any supplements to this prospectus before making an investment decision.

About This Prospectus

        This prospectus is part of a "shelf" registration statement that we filed with the SEC. Under this registration statement, the selling shareholders listed in the selling shareholder table included in this prospectus may from time to time offer up to 87,316 shares of our common stock owned by them, at prices and on terms to be determined at or prior to the time of sale. We will not receive any proceeds from the sale of common stock by the selling shareholders.

        Upon receipt of notice from the selling shareholders, we will file any amendment or prospectus supplement that may be required in connection with any sale by a selling shareholder. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" and "Information Incorporated by Reference." If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

About CRA International, Inc.

        We are a worldwide leading economic, financial, and management consulting services firm that applies advanced analytic techniques and in-depth industry knowledge to complex engagements for a broad range of clients. Founded in 1965, we work with businesses, law firms, accounting firms, and governments in providing original, authoritative advice and a wide range of services around the world. We combine economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology strategy. We are often retained in high-stakes matters, such as multibillion-dollar mergers and acquisitions, new product introductions, major strategy and capital investment decisions, and complex litigation, the outcomes of which often have significant consequences for the parties involved. These matters often require independent analysis and, as a result, companies must rely on outside experts. Companies turn to us because we can provide large teams of highly credentialed and experienced economic and finance experts to address complex, high-stakes matters.

        We offer consulting services in two broad areas: legal, regulatory, and financial consulting and business consulting, which, excluding revenues generated by our NeuCo subsidiary prior to deconsolidation, represented approximately 99% of our consolidated revenues in fiscal 2006. We provide our services primarily through our highly credentialed and experienced staff of employee consultants. As of November 25, 2006, we employed 733 consultants, including approximately 150 employee consultants with doctorates and approximately 249 employee consultants with other advanced degrees. Our employee consultants have backgrounds in a wide range of disciplines, including economics, business, corporate finance, materials sciences, and engineering. We are extremely selective in our hiring of consultants, recruiting from leading universities, industry, and government. Many of our employee consultants are nationally or internationally recognized as experts in their respective fields and have published scholarly articles, lectured extensively, and been quoted in the press. To enhance the expertise we provide to our clients, we maintain close working relationships with a select group of renowned academic and industry non-employee experts.

        On October 25, 2006, we announced that we will be operating under three platforms as of December 1, 2006: (i) finance, (ii) litigation and applied economics, and (iii) strategy and business consulting. Finance includes our valuation and accounting, financial markets, insurance, and risk management practices. Litigation and applied economics includes our competition, intellectual property, trade, and transfer pricing practices. Strategy and business consulting includes our capital projects, chemicals and petroleum, energy and environment, pharmaceuticals, and transportation and aerospace/defense practices.

        Our business is diversified across multiple dimensions, including service offerings, vertical industry coverage, areas of functional expertise, client base, and geography. Through 23 offices located around the world, we provide multiple services across 13 areas of functional expertise to hundreds of clients across 12 vertical industries. We believe this diversification reduces our dependence on any particular market, industry, or geographic area.

        In our legal, regulatory, and financial consulting practice, we work with law firms and businesses involved in litigation and regulatory proceedings, providing expert advice on highly technical issues, such as the competitive effects of mergers and acquisitions, antitrust issues, calculations of damages, measurement of market share and market concentration, liability analysis in securities fraud cases, and the impact of increased regulation. This business is driven primarily by regulatory changes and high-stakes legal proceedings, which typically are not highly correlated with the business cycle.

        In our business consulting practice, we use our expertise in economics, finance, and business analysis to offer our clients such services as strategy development, performance improvement, corporate portfolio analysis, estimation of market demand, new product pricing strategies, valuation of intellectual property and other assets, assessment of competitors' actions, and analysis of new sources of supply.

        Our analytical expertise in advanced economic and financial methods is complemented by our in-depth expertise in specific industries, including aerospace and defense, chemicals and petroleum, electric power and other energy/environmental industries, financial services, healthcare, materials and manufacturing, media, oil and gas, pharmaceuticals, sports, telecommunications, and transportation.

        We have completed thousands of engagements for clients around the world, including domestic and foreign companies; federal, state, and local domestic government agencies; governments of foreign countries; public and private utilities; and national and international trade associations. Our clients come from a broad range of industries, with our top ten clients in fiscal 2006 accounting for approximately 19% of our revenues, and no single client accounting for more than 5% of our revenues. We also work with many of the world's leading law firms. We experience a high level of repeat business; in fiscal 2006, approximately 90% of our revenues resulted from either ongoing engagements or new engagements for existing clients.

        We deliver our services through a global network of 23 coordinated offices located domestically in Boston and Cambridge, Massachusetts; Chicago, Illinois; New York, New York; College Station, Dallas, and Houston, Texas; Oakland, Palo Alto, and Pasadena, California; Atlanta, Georgia; Philadelphia, Pennsylvania; Salt Lake City, Utah; and Washington, D.C.; and internationally in Brussels, Belgium; Manama, Bahrain; Hong Kong, China; London, United Kingdom; Melbourne, Canberra, and Sydney, Australia; Toronto, Canada; and Wellington, New Zealand. In fiscal 2006, we closed our Mexico City, Mexico office.

        We are a Massachusetts corporation and our principal executive offices are located at 200 Clarendon Street, T-33, Boston, Massachusetts 02116, and our telephone number at that address is (617) 425-3000. Our principal internet address is www.crai.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

The Offering

Shares offered by selling shareholders	87,316 shares
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered by this prospectus.
Nasdaq Global Select Market symbol	CRAI

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Please carefully consider the risk factors described under the heading "Risk Factors" in our quarterly report on Form 10-Q for the fiscal quarter ended February 16, 2007, which is incorporated by reference in this prospectus.

        Before making an investment decision, you should carefully consider these risks as well as the risk factors and information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we currently deem immaterial may also have a material adverse effect on our business, operations, revenues, net income, and future prospects. If any of these risks materializes, the trading price of our common stock could fall, and you might lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference in this prospectus and any supplements to this prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our future financial performance, business operations, product development and other plans. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "anticipate," "estimate," "expects," "projects," "predicts," "intends," "plans," "believes," and similar words or phrases. Forward-looking statements are merely our current predictions of future events. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those described under the heading "Risk Factors," as well as those stated in our other SEC filings incorporated by reference in this prospectus.

        Because of these risks and uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are presented. We undertake no obligation to update our forward-looking statements to reflect new information or developments.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock offered by this prospectus.

SELLING SHAREHOLDERS

        The selling shareholders are former employees of InteCap, Inc., who acquired the shares of common stock covered by this prospectus from us in connection with our acquisition of InteCap, Inc. on April 30, 2004. Unless otherwise indicated, each of them has been employed by us since the time of the acquisition. We issued the shares of common stock to each of the selling shareholders pursuant to the terms of a stock purchase agreement between the selling shareholder and us. In each stock purchase agreement, we agreed to register for resale the shares of common stock issued to the selling shareholders. In addition, before selling any shares, the selling shareholders must first give us the opportunity to repurchase the shares based on a formula current market price set forth in the stock purchase agreements. The shares of common stock covered by this prospectus have been validly issued and are fully paid and non-assessable.

        The following table provides information with respect to the beneficial ownership of our common stock by the selling shareholders as of April 6, 2007 and upon completion of the sale of all of the shares being registered. For purposes of this table, we have assumed that the selling shareholders will sell all of the shares offered by this prospectus. The shares being offered may be offered or sold by the selling shareholders or their pledgees, donees, transferees or other successors-in-interest.

        For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, shares of our common stock issuable under options, warrants or other rights that are currently exercisable or exercisable within 60 days after April 6, 2007 are deemed outstanding, are included in the number of shares beneficially owned by a person or entity named in the table, and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. We have computed the percentage beneficially owned based upon 11,772,329 shares of our common stock outstanding as of April 6, 2007.

	Shares beneficially owned before offering					Shares to be beneficially owned after offering
					Number of shares to be offered
	Outstanding	Right to acquire	Total	Percent		Outstanding	Right to acquire	Total	Percent
Bokhart, Chris	1,829	2,782	4,611	*	1,829	—	2,782	2,782	*
Bone, John	2,438	3,250	5,688	*	2,438	—	3,250	3,250	*
Bratic, Walt	16,645	15,521	32,166	*	12,343	4,302	15,521	19,823	*
Brennan, John(1)	762	—	762	*	762	—	—	—	*
Burns, Fran	2,286	3,305	5,591	*	2,286	—	3,305	3,305	*
Cody, Brian(1)	762	—	762	*	762	—	—	—	*
Daniel, Brian	457	2,136	2,593	*	457	—	2,136	2,136	*
Donohue, Jim	1,371	7,191	8,562	*	1,371	—	7,191	7,191	*
Dunbar, Mike	2,743	10,828	13,571	*	2,743	—	10,828	10,828	*
Friedman, Alan	4,501	7,686	12,187	*	610	3,891	7,686	11,577	*
Goldsmith, Bonnie	2,743	10,828	13,571	*	2,743	—	10,828	10,828	*
Haas, David	3,200	2,521	5,721	*	3,200	—	2,521	2,521	*
Helmes, Phil	4,458	13,828	18,286	*	3,962	496	13,828	14,324	*
Koppel, Lew	1,981	9,336	11,317	*	1,981	—	9,336	9,336	*
Lasinski, Mike(1)	2,438	—	2,438	*	2,438	—	—	—	*
Leathers, David	610	6,778	7,388	*	610	—	6,778	6,778	*
Mayer, Mike	10,591	7,709	18,300	*	9,600	991	7,709	8,700	*
McGavock, Dan	11,087	8,684	19,771	*	9,600	1,487	8,684	10,171	*
McLane, Patrick	457	2,260	2,717	*	457	—	2,260	2,260	*
Oliver, Brian(1)	1,676	—	1,676	*	1,676	—	—	—	*
Phillips, Scott	3,048	7,344	10,392	*	3,048	—	7,344	7,344	*
Sims, Ray	11,941	8,084	20,025	*	8,076	3,865	8,084	11,949	*
Spadea, Chris	1,371	7,191	8,562	*	1,371	—	7,191	7,191	*
Tate, Mike	3,246	3,610	6,856	*	3,048	198	3,610	3,808	*
Tenenbaum, David	1,676	2,782	4,458	*	1,676	—	2,782	2,782	*
Webster, Shirley	610	2,260	2,870	*	610	—	2,260	2,260	*
Yurkerwich, David	7,619	8,096	15,715	*	7,619	—	8,096	8,096	*

*
Less than one percent.

(1)
No longer our employee.

PLAN OF DISTRIBUTION

        We are registering the shares offered by this prospectus on behalf of the selling shareholders. The selling shareholders may offer and sell the shares offered by this prospectus from time to time in one or more transactions. The term "selling shareholder" includes pledgees, donees, transferees, and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution, or other non-sale related transfer from any selling shareholder. The selling shareholders will act independently from us in making decisions with respect to the timing, manner and size of each sale. They may sell shares on one or more exchanges, including the Nasdaq Global Select Market, in the over-the-counter market, or in privately negotiated transactions at prevailing market prices at the time of sale, at fixed prices, at varying prices determined at the time of the sale, or at negotiated prices. These transactions include:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

  •
  block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

  •
  exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In connection with distributions of the shares or otherwise, the selling shareholders may:

  •
  sell the shares short and deliver the shares to close out short positions;

  •
  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

  •
  loan or pledge shares to broker-dealers or other financial institutions, and the broker-dealers or other financial institutions may in turn resell the shares so loaned or, upon a default, resell the pledged shares.

        The selling shareholders may also sell any shares under rule 144 rather than with this prospectus if the sale meets the requirements of that rule.

        In effecting sales, the selling shareholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders and/or from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement, or understanding between any selling shareholder and any broker-dealer or agent regarding the sale of any shares by the selling shareholders.

        The selling shareholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares offered by this prospectus may be "underwriters" under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to those shares and will be subject to the prospectus delivery requirements of that act. Any profit that the selling shareholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of shares acquired as principal, may constitute underwriting discounts and commissions. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain liabilities under statutes including, but not limited to, sections 11, 12 and 17 of the Securities Act and section 10(b) and rule 10b-5 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

        The securities laws of some states may require the selling shareholders to sell the shares in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify the shares for sale in those states unless an exemption from registration and qualification is available, and the selling shareholders and we comply with that exemption. In addition, we have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.

        If a selling shareholder notifies us that the selling shareholder has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, over-the-counter distribution, or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

  •
  the number of shares involved in the arrangement;

  •
  the terms of the arrangement, including the names of any broker-dealers or agents who purchase shares, as required;

  •
  the proposed selling price to the public;

  •
  any discount, commission, or other underwriting compensation;

  •
  the place and time of delivery for the shares being sold;

  •
  any discount, commission, or concession allowed, reallowed or paid to any dealers; and

  •
  any other material terms of the distribution of shares.

        In addition, if a selling shareholder notifies us that a donee, pledgee, transferee, or other successor-in-interest of the selling shareholder intends to sell more than 500 shares, we will file a supplement to this prospectus.

        The selling shareholders will pay any underwriting discounts and commissions, any expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling shareholders in disposing of the shares. We will pay the expenses we have incurred in connection with preparing and filing the registration statement, this prospectus and any supplements to this prospectus, complying with securities or blue sky laws, and listing the shares on the Nasdaq Global Select Market. The selling shareholders may indemnify any broker-dealer or agent that participates in transactions involving the sale of the shares against liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to provisions of law, our articles of organization or by-laws, an agreement or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Our common stock trades on the Nasdaq Global Select Market under the symbol "CRAI."

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of CRA International, Inc. as of November 25, 2006 and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of November 25, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP include an explanatory paragraph regarding the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments," and the provisions of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations."

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of November 26, 2005 and for each of the two years in the period ended November 26, 2005 included in our Annual Report on Form 10-K for the year ended November 25, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of November 26, 2005 and for each of the two years in the period ended November 26, 2005 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the Public Reference Room. Our SEC filings are also available to the public on the SEC's web site at www.sec.gov. Our principal internet address is www.crai.com. The Investor Relations page of our website provides a link to a third-party website through which our annual, quarterly and current reports, and amendments to those reports, are available free of charge. We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. We do not maintain or provide any information directly to the third-party website, and we do not check its accuracy. You may also request copies of these filings, at no cost, by writing, calling or e-mailing our Investor Relations department at:

                CRA International, Inc.
                200 Clarendon Street, T-33
                Boston, Massachusetts 02116
                Telephone: (617) 425-3000
                e-mail: investor@crai.com

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information from our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the SEC, are incorporated by reference in this registration statement:

  •
  Our annual report on form 10-K for the fiscal year ended November 25, 2006 filed on February 8, 2007;

  •
  Our quarterly report on form 10-Q for the fiscal quarter ended February 16, 2007 filed on March 28, 2007;

  •
  Our current report on form 8-K dated February 2, 2007 and filed on February 8, 2007;

  •
  Our current report on form 8-K dated February 15, 2007 and filed on February 22, 2007;

  •
  Our current report on form 8-K dated March 8, 2007 and filed on March 13, 2007;

  •
  Those portions of our definitive proxy statement for our annual meeting of stockholders to be held on April 20, 2007 filed on March 19, 2007 that are deemed filed with the SEC; and

  •
  The description of our common stock contained in our registration statement on form 8-A filed on April 17, 1998 with the SEC under section 12 of the Securities Exchange Act of 1934 (File No. 000-24049), including any amendment or report filed for the purpose of updating such description.

        Also incorporated by reference into this prospectus are all documents that we may file with the SEC under sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the initial filing of this prospectus and before the date the registration statement is declared effective and (2) after the date of this prospectus and before the selling shareholders stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on form 10-K, quarterly reports on form 10-Q, and current reports on form 8-K, as well as proxy statements. We are not incorporating by reference any information that we have "furnished," rather than "filed," with the SEC. Pursuant to General Instruction B of form 8-K, any information submitted under item 2.02, Results of Operations and Financial Condition, or item 7.01, Regulation FD disclosure (including in each case, any related exhibits listed in item 9.01, Financial Statements and Exhibits), of form 8-K is not deemed to be "filed" for the purpose of section 18 of the Exchange Act, and we are not subject to the liabilities of section 18 with respect to information submitted under item 2.02 or item 7.01 (or any related exhibits listed in item 9.01) of form 8-K. We are not incorporating by reference any information submitted under item 2.02 or item 7.01 (or any related exhibits listed in item 9.01) of form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus unless we specifically indicate otherwise in a future filing. Any statement contained in this prospectus, in a document incorporated or deemed to be incorporated by reference in this prospectus, or in a supplement to this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus, in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, or in any subsequently filed supplement to this prospectus modifies or supersedes that statement.

        For information on how to request copies of these filings at no cost, see the section entitled "Where You Can Find More Information" above.

        This prospectus is part of a registration statement on form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, you should read the registration statement and the exhibits filed with the registration statement, as well as any and all supplements to this prospectus.

QuickLinks

Table of Contents
SUMMARY
About This Prospectus
About CRA International, Inc.
The Offering
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE